Exhibit 99.1

For Immediate Release

For More Information:

Michael G. Sanchez

Andy Mus

Chief Executive Officer

Senior Vice President

Coastal Banking Company Inc.

Marsh Communications LLC

904-321-0400

404-327-7662

Coastal Banking Company Reports Third Quarter 2009 Earnings

BEAUFORT, S.C., Nov. 12, 2009 – Coastal Banking Company Inc. (OTCBB:CBCO), the holding company of CBC National Bank, which operates divisions including Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., reported a net loss of $425,251, or a loss of $0.22 per diluted share, for the quarter ended Sept. 30, 2009. This compares to net income of $250,821, or $0.10 in diluted earnings per share, in the third quarter of 2008.

Key highlights from the third quarter of 2009 include:

▪

Net charge-offs increased as a result of the company’s strategy to liquidate problem loans.

▪

Nonaccrual loans as a percentage of total loans declined 49 basis points from the previous quarter, while past due loans also improved.

▪

The company continued to successfully manage its capital ratios, which remained strong, as did liquidity.

▪

Net interest income increased 11.6 percent from a year ago, as interest expense declined 25 percent.

▪

The wholesale mortgage banking division originated approximately $208 million in loans available for sale in the secondary market.

“We made progress reducing the level of problem loans in the third quarter,” said Michael G. Sanchez, chief executive officer. “Our Special Assets Group moved a substantial amount of problem loans from non-accrual status to other real estate owned (OREO), enabling us to liquidate these assets. As a result, our past due loans improved and have stabilized at an acceptable level, excluding non-accruals. We also saw signs of stabilization in new problem loans, leading us to believe that asset quality expenses in the future likely will be associated with efforts to liquidate collateral rather than from increases in new problem loans.”

CBCO Reports Third Quarter 2009 Earnings, page 2

Net charge-offs in the third quarter of 2009 totaled $1.5 million, or 0.50 percent of total loans, compared to $473,000, or 0.15 percent, in the previous quarter, and $6.2 million or 2.04 percent in the fourth quarter of 2008. Nonaccrual loans as a percentage of total loans at the end of the third quarter of 2009 were 7.99 percent, compared to 8.48 percent at the end of the second quarter and 5.98 percent at Dec. 31, 2008. Loans past due greater than 30 days and still accruing interest declined 71 percent to $2.8 million in the third quarter from $9.8 million at Dec. 31, 2008.

OREO at Sept. 30, 2009, totaled $11.5 million, compared to $6.8 million at the end of the previous quarter and $5.8 million at Dec. 31, 2008.

“We expect more sales of OREO in the coming quarters, given the success of our Special Assets Group and our ongoing evaluation of other methods to liquidate these properties quickly,” said Sanchez. “We believe aggressively driving down our level of nonperforming assets is in the best long-term interest of the company, even though it may result in a lower recovery value relative to the original loan amount.”

The company’s provision for loan losses totaled $1.3 million for the third quarter of 2009, which was $219,000 less than net charge-offs, compared to $1.5 million in the second quarter, or $977,000 in excess of net charge-offs, and $6.6 million at Dec. 31, 2008, which was $359,000 in excess of net charge-offs. This reduced the company’s allowance for loan losses by $219,000 to $6.3 million, or 2.11 percent of loans outstanding, at Sept. 30, 2009, compared to $6.5 million, or 2.13 percent of loans outstanding, at the end of the previous quarter, and $4.8 million, or 1.59 percent of loans outstanding, at Dec. 31, 2008.

At Sept. 30, 2009, CBC National Bank had a total risk-based capital ratio of 14.16 percent and a Tier 1 risk-based capital ratio of 12.90 percent. The threshold for being classified as “well capitalized” by federal regulators is 10 percent and 6 percent, respectively, for total and Tier 1 risk-based capital.  The company had $139.5 million in funding available from multiple sources at the end of the third quarter of 2009.

Total assets at Sept. 30, 2009, were $482.8 million, compared to $476.8 million at Dec. 31, 2008. Total portfolio loans at the end of the third quarter were $299.3 million, compared to $304.4 million at the end of 2008.

The company continued to reduce the concentration of construction lending, and thus risk, in its loan portfolio during the third quarter. Real estate commercial construction lending at Sept. 30, 2009, declined 22.4 percent, or $19.7 million, from Dec. 31, 2008. As a percentage of the company’s overall loan portfolio, commercial real estate construction loans were 23 percent at Sept. 30, 2009, compared to 27 percent at the end of the previous quarter and 29 percent at Dec. 31, 2008.

This decline was offset by growth in relatively more stable residential mortgage loans, which increased $7.0 million, or 6.78 percent, to $110.6 million at Sept. 30, 2009, compared to Dec. 31, 2008.  The company also grew its commercial mortgage lending by $9.2 million, or 11.33 percent, to $90.6 million during the same period.

CBCO Reports Third Quarter 2009 Earnings, page 3

Total deposits were $390.2 million at the end of the third quarter, compared to $362.7 million at the end of the fourth quarter of 2008. Total shareholders’ equity was $50.1 million at Sept. 30, 2009, compared to $52 million at Dec. 31, 2008.

Net interest income in the third quarter of 2009 totaled $2.9 million, an increase of 11.6 percent from $2.6 million for the same period in 2008. Noninterest income for the third quarter was $1.7 million, a 105.3 percent gain from $828,815 at Sept. 30, 2008.

Noninterest expense was $4.1 million for the third quarter of 2009, compared to $2.9 million for the third quarter of 2008. The comparative increase was due largely to increased compensation expenses incurred by the company’s wholesale mortgage banking division on increased lending levels and, to a lesser extent, an increase in the FDIC’s premium expense. Excluding the impact of the wholesale mortgage banking expenses, noninterest expense increased $634,000, or 24 percent, from the same period in 2008.

Net interest margin for the quarter ended Sept. 30, 2009, was 2.57 percent, compared to 2.38 percent in the previous quarter and 2.52 percent for the quarter ended Sept. 30, 2008.

The wholesale mortgage division originated $698.8 million in loans available for sale for the nine months ended Sept. 30, 2009, consisting of predominantly full-documentation, conforming mortgage loans that are pre-sold into the secondary market. Gain on sale of mortgage loans totaled $1.3 million for the third quarter of 2009, compared to $280,000 for the third quarter of 2008.

For the nine months ended Sept. 30, 2009, the company had a net loss of $2.6 million, or a loss of $1.18 per diluted share, compared to net income of $61,238, or $0.02 per share, earned in the same period a year ago.

Net interest income for the first nine months of 2009 was $8.0 million, compared to $7.8 million in the first nine months of 2008. Noninterest income was $6.1 million for the first nine months of 2009, compared to $2.7 million in the same period of 2008. Noninterest expense was $12.2 million for the first nine months of 2009, compared to $9.5 million for the same period in 2008.

In September 2009 the company began a test of its goodwill for impairment. The first step of this test indicated that goodwill may be impaired, and as a result the company retained an independent consultant to prepare an estimate of the implied fair value of goodwill. The company has not received this independent estimate as of the 10-Q filing date, Nov. 12, 2009.

In the event of an impairment, the amount by which the carrying amount exceeds the fair value will be charged to earnings during the fourth quarter of 2009. Any such impairment would be a non-recurring expense that will reduce the company’s goodwill asset and net earnings, but would have no impact on core operating earnings. Additionally, the impairment charge would be a non-cash accounting adjustment that will have no effect on cash flow, liquidity or risk-based regulatory capital ratios.

CBCO Reports Third Quarter 2009 Earnings, page 4

“Looking ahead, we will continue to search for additional revenue streams while maintaining our initiatives to reduce interest expense, control noninterest expense and improve margins,” said Sanchez. “Noninterest expenses at our wholesale mortgage unit are somewhat variable and could contract in 2010 if mortgage origination volume shrinks due to the expected expiration of the Federal housing tax credit and potential for slowly rising interest rates. In addition, while our balance sheet has grown steadily throughout 2008, giving us a great deal of liquidity, our plans are to reduce our borrowings and down-size our balance sheet in the fourth quarter.”

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $482.8 million-asset bank holding company of CBC National Bank, which operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, Fla., and The Georgia Bank in Meigs, Ga. CBC National Bank, which is headquartered in Fernandina Beach, provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. The company also operates a wholesale lending division based in Atlanta and commercial loan production offices in Jacksonville, Fla., and Savannah, Ga. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company’s Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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CBCO Reports Third Quarter 2009 Earnings, page 5

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30	December 31
	2009	2008
Assets
Cash and due from banks	$3,528,475	$4,790,625
Interest-bearing deposits in banks	7,658,160	110,748
Federal funds sold	6,957,531	464,724
Securities available for sale, at fair value	63,479,091	81,438,389
Securities held to maturity, at cost	2,000,000	3,022,621
Restricted equity securities, at cost	4,978,250	4,793,916
Loans held for sale , at fair value	29,884,368	31,404,990

Loans, net of unearned income	299,269,581	304,418,704
Less allowance for loan losses	6,305,538	4,833,491
Loans, net	292,964,043	299,585,213

Premises and equipment, net	7,685,567	7,849,316
Cash surrender value of life insurance	7,321,399	7,107,522
Intangible assets	157,321	260,641
Goodwill	10,411,914	10,411,914
Other real estate owned	11,541,570	5,750,973
Other assets	34,201,164	19,838,157
Total assets	$482,768,853	$476,829,749
Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$19,340,695	$18,639,212
Interest-bearing	370,829,703	344,017,033
Total deposits	390,170,398	362,656,245

Other borrowings	30,980,838	51,692,588
Junior subordinated debentures	7,217,000	7,217,000
Other liabilities	4,276,527	3,259,236
Total liabilities	432,644,763	424,825,069

CBCO Reports Third Quarter 2009 Earnings, page 6

	September 30	December 31
	2009	2008

Shareholders’ Equity:
Preferred stock, par value $.01; 10,000,000 shares authorized;	9,499,867	9,453,569
9,950 shares issued and outstanding in
2009 and 2008
Common stock, par value $.01; 10,000,000 shares authorized;	25,687	25,687
2,568,707 shares issued and outstanding in
2009 and 2008
Additional paid-in capital	41,100,578	41,037,403
Retained earnings (deficit)	(1,858,453)	1,165,630
Accumulated other comprehensive income	1,356,411	322,391
Total shareholders’ equity	50,124,090	52,004,680
Total liabilities and shareholders’ equity	$482,768,853	$476,829,749

CBCO Reports Third Quarter 2009 Earnings, page 7

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statement of Operations

	For the three months		For the nine months
	ended September 30		ended September 30
	2009	2008	2009	2008
Interest income:
Interest and fees on loans	$4,637,700	$5,105,748	$13,610,214	$15,711,910
Interest on taxable securities	735,690	783,950	2,355,759	2,534,546
Interest on nontaxable securities	141,101	163,355	456,047	489,113
Interest on deposits in other banks	1,889	2,087	2,076	21,754
Interest on federal funds sold	1,725	16,704	2,246	112,997
Total interest income	5,518,105	6,071,844	16,426,342	18,870,320

Interest expense:
Interest on deposits	2,153,622	2,970,610	7,061,606	9,662,765
Interest on junior subordinated debentures	103,408	119,795	316,967	367,824
Interest on other borrowings	330,056	355,567	1,021,328	994,351
Total interest expense	2,587,086	3,445,972	8,399,901	11,024,940

Net interest income	2,931,019	2,625,872	8,026,441	7,845,380
Provision for loan losses	1,266,000	250,000	5,646,000	1,268,751
Net interest income after provision for loan losses	1,665,019	2,375,872	2,380,441	6,576,629

Non-interest income:
Service charges on deposit accounts	135,314	190,834	424,055	545,444
Other service charges, commissions and fees	72,600	59,710	226,727	181,826
Income from investment in life insurance contracts	66,928	71,978	215,999	214,103
Mortgage banking income	1,356,074	314,234	5,480,706	1,094,888
SBA loan income	51,018	177,064	134,763	450,872
Gain on sale of securities available for sale	1,065	11,694	1,065	218,505
Gain on tender of securities held to maturity	––	––	98,996	––
Loss on Silverton Financial Services stock	––	––	(507,366)	––
Other income	18,910	3,301	34,685	7,859
Total other income	1,701,909	828,815	6,109,630	2,713,497

CBCO Reports Third Quarter 2009 Earnings, page 8

Non-interest expenses:
Salaries and employee benefits	1,984,986	1,595,632	6,285,584	5,234,791
Occupancy and equipment expense	316,233	302,864	897,516	884,689
Advertising fees	39,048	61,049	92,876	199,415
Amortization of intangible assets	34,440	54,757	103,320	164,131
Audit fees	127,644	61,688	287,815	181,537
Data processing fees	225,457	201,291	690,562	644,215
Director fees	38,550	54,290	123,850	196,324
FDIC insurance premiums	249,822	67,222	835,904	170,189
Legal and other professional fees	205,725	95,564	560,050	470,606
Mortgage loan expense	34,347	80,793	329,350	233,781
OCC examination fees	31,400	51,069	93,092	113,354
Other real estate expenses	397,247	31,765	603,806	110,394
Other operating expense	403,980	265,882	1,341,109	856,462
Total other expenses	4,088,879	2,923,866	12,244,834	9,459,888

Income (loss) before income tax benefit	(721,951)	280,821	(3,754,763)	(169,762)
Income tax expense (benefit)	(296,700)	30,000	(1,150,100)	(231,000)
Net income (loss)	$(425,251)	$250,821	$(2,604,663)	$61,238

Preferred stock dividends	140,033	-	419,420	-
Net income (loss) available to common shareholders	$(565,284)	$250,821	$(3,024,083)	$61,238
Basic and diluted earnings (loss) per common share	$(0.22)	$0.10	$(1.18)	$0.02